Exhibit 10.36.1
FIRST AMENDMENT TO
VALIDUS HOLDINGS LTD.
DIRECTORS STOCK COMPENSATION PLAN
     The Validus Holdings Ltd. Directors Stock Compensation Plan is hereby amended in the following respects:
     1. Subsection (e) of Section 6 is amended to read in its entirety as follows:
“(e) The account of a Director shall be distributed (in the form of one Share for each Share unit) in a lump sum upon the Director’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder). Distribution shall be made on such date following such separation from service as the Company shall determine but in no event later than 30 days following the date of such separation from service.”
     2. Section 6 is amended by adding the following subsection (h) at the end thereof:
“(h) Anything in the Plan to the contrary notwithstanding, in the case of any Director for whom deferrals under the Plan with respect to periods after December 31, 2008 would be subject to current United States income tax pursuant to Section 457A of the Code, the following special provisions shall apply: (i) no deferrals may be made by the Director with respect to any annual retainer fees for Plan Years beginning after December 31, 2008 and (ii) the Director’s account under the Plan shall be distributed in a lump sum on the earlier of the date determined pursuant to Section 6(e) or December 31, 2017.”
     3. The last sentence of subsection (e) of Section 7 is amended to read in its entirety as follows:
“With respect to any payments not yet made to a Participant pursuant to a deferral election, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any award, which trusts or other arrangements shall be consistent with the ‘unfunded’ status of the Plan.”

     4. Section 7 is amended by adding the following subsection (k) at the end thereof:
“(k) Code Section 409A Compliance. The Plan is intended to comply with Section 409A of the Code and the regulations thereunder, and the Plan shall be interpreted and operated consistently with that intent.”

VALIDUS HOLDINGS LTD.

Date: January 5, 2009	By:	/s/ C. Jerome Dill
	Name:	C. Jerome Dill
	Title:	EVP & General Counsel